October 27, 2014

Intrepid Innovations Corporation

4654 SR 64 E

Penthouse Suite 127

Bradenton, Florida 34208

Gentlemen:

ProtoKinetix hereby declares the Agreement to Sell Rights for AAGP Blood Preservative Applications (“Agreement”) made March 4, 2014, to be null and void.  Intrepid Innovations Corporation (“Intrepid”) failed to make and did not make the payments for the purchase price as required and specifically stated in Paragraph 2 of the Agreement.

The terms of the Agreement expressly provide that if Intrepid fails to fulfill its obligations, all rights that were to be acquired pursuant to the Agreement would be revoked.  ProtoKinetix revokes and cancels the Agreement.  Intrepid failed to honor its obligations and covenants under the Agreement making the Agreement null and void.  ProtoKinetix revokes any and all rights that were to be sold. This revocation and cancellation shall be effective on and after October 10, 2014.  Intrepid failed to pay the essential and required consideration.

Yours Truly,

/s/ Ross L. Senior

Ross L. Senior

President and CEO

            ProtoKinetix, Inc.